Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253863, 333-248873, 333-263409, and 333-270206 on Form S-8 and Registration Statement No. 333-260755 on Form S-3 of our report dated March 5, 2024, relating to the financial statements of Dyne Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 5, 2024